UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

PULASKI FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Missouri	0- 24571	43-1816913
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12300 Olive Boulevard, St. Louis, Missouri 63141
(Address of principal executive offices) (Zip Code)

(314) 878-2210
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

On January 17, 2014, Pulaski Financial Corp., the parent of Pulaski Bank, entered into a loan agreement with First Bank for a $10.0 million term loan, which will be funded on January 24, 2014.  The loan agreement also provides a $2.0 million revolving line of credit to Pulaski Financial.  Interest on these borrowings will equal the Daily LIBOR Rate plus 2.50%.  Payments under the term loan are made monthly and begin on March 31, 2014 and end on January 17, 2021.  Shares of Pulaski Bank held by Pulaski Financial have been pledged as collateral to secure the loans.

The loan agreement requires Pulaski Financial to adhere to certain covenants while the borrowings are outstanding, including that Pulaski Financial will:  (1) require Pulaski Bank to maintain a minimum ratio of Tier 1 capital to risk-weighted assets of at least 8%; (2) maintain consolidated net income in an amount equal to or greater than the sum of (a) the total amount of principal installments required to be paid under the term loan plus (b) the total amount of cash distributions (which include cash dividends and stock repurchases) paid to its common shareholders; and (3) cause Pulaski Bank to maintain a ratio of classified assets to Tier 1 capital plus loan loss reserves of not more than 50%.  Failure to comply with these covenants will result in any outstanding principal balances and all accrued and unpaid interest becoming immediately due and payable.

The proceeds of the term loan will be used to finance the repurchase of $10.0 million of outstanding shares of Pulaski Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 per share liquidation preference that was originally issued to the U.S. Department of the Treasury in conjunction with its Capital Purchase Program.  Proceeds of the revolving line of credit will be used for working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 22, 2014	By:	/s/ Paul Milano
Paul Milano
Chief Financial Officer